UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 21, 2009

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of an evolution of its finance organization, on July 21, 2009, Cisco Systems, Inc. (“Cisco”) determined that effective July 26, 2009, Jonathan Chadwick, Senior Vice President, Corporate Controller and Principal Accounting Officer is assuming the role of Senior Vice President, CFO – Global Customer Markets and that Prat Bhatt, Vice President, Finance and Assistant Corporate Controller is assuming the role of Vice President, Corporate Controller and Principal Accounting Officer. In connection with Mr. Bhatt’s appointment, it is expected that he will be granted 25,000 restricted stock units at a future meeting of the Compensation and Management Development Committee of the Board of Directors. That award will be subject to the standard terms and conditions of Cisco’s form of restricted stock unit agreement.

In connection with his appointment, Mr. Bhatt and Cisco entered into Cisco’s standard form of Indemnification Agreement. Pursuant to this agreement, subject to the exceptions and limitations provided therein, Cisco has agreed to hold harmless and indemnify Mr. Bhatt to the fullest extent authorized by Cisco’s articles of incorporation and California law, and against any and all expenses, judgments, fines and settlement amounts actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding arising out of his services. The foregoing description is qualified in its entirety by the full text of the form of Indemnification Agreement, which was filed as Exhibit 10.7 to Cisco’s Form 10-K filed on September 20, 2004 and is incorporated by reference herein.

Mr. Bhatt, 42, most recently served as Vice President, Finance and Assistant Corporate Controller of Cisco, from June 2007 through July 25, 2009. Mr. Bhatt joined Cisco in November 2000 as Manager, Finance. He was promoted to Controller, Finance in January 2002, to Director, Finance in May 2003, and to Senior Director, Finance in December 2005. Before joining Cisco, Mr. Bhatt was employed by Kaiser Permanente, most recently as Director of Financial Operational Services, prior to which he was employed by Ernst & Young LLP, most recently as Senior Manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: July 27, 2009	By:	/s/ Frank A. Calderoni
	Name:	Frank A. Calderoni
	Title:	Executive Vice President and Chief Financial Officer